EXHIBIT 5


                     [LETTERHEAD OF CAHILL GORDON & REINDEL]




                                  July 31, 1998




                                                                  (212) 701-3000


Delphi Financial Group, Inc.
1105 North Market Street, Suite 1230
P.O. Box 8985
Wilmington, Delaware 19899

Ladies and Gentlemen:

     As counsel for Delphi Financial Group, Inc. (the "Company"), we are representing the Company in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 385,810 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share.

     We advise you that in our opinion the Shares have been validly issued and fully paid and are non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference under the heading "Legal Opinions" in the Registration Statement to our having passed upon the legal matters referred to above. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

                             Very truly yours,


                             CAHILL GORDON & REINDEL